 News Release

For Information Contact:

Jerald K. Dittmer, Vice President and CFO (563) 264-7400

Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406

HNI Corporation Announces Record Results for

Fourth Quarter and Year-end - Fiscal 2004

MUSCATINE, Iowa (February 14, 2005)-HNI Corporation (NYSE: HNI) today announced record fourth quarter sales of $547.3 million with net income of $28.6 million for the quarter ending January 1, 2005. For the year ended fiscal 2004, the Company reported both record sales and net income of $2.1 billion and $113.6 million.

Fourth Quarter

Consolidated net sales for the fourth quarter increased 19.8 percent to a record $547.3 million, compared to $456.9 million for the same quarter last year.  The Company's acquisitions in 2004 accounted for approximately $45 million of the increase in sales.  Approximately $20 million resulted from sales price increases to partially offset higher material costs.  "We continued to experience solid top line growth across our multiple companies and multiple brands," said Stan Askren, HNI Corporation Chairman, President and CEO.

Net income was $28.6 million compared to $27.6 million in the same period in 2003, an increase of 3.5 percent.  Net income per share was $0.51 per diluted share compared to $0.47 per diluted share in fourth quarter 2003, an increase of 8.5 percent.  Net income per share was positively impacted approximately $0.02 as a result of the Company's share repurchase program.

Gross margins for the fourth quarter were 35.1 percent compared to 37.2 percent for the same quarter last year.  "As indicated in our December 20, 2004 news release, we continued to be negatively impacted by higher material costs during the quarter," said Mr. Askren.  "The impact of approximately $21 million in increased steel costs and $7 million of other material costs, net of sales price increases, reduced gross margins approximately $8 million or 1.4 percentage points for the quarter."

Total selling and administrative expenses, including restructuring charges, for the quarter decreased as a percent of sales to 26.9 percent, compared to 28.1 percent in fourth quarter 2003.  Included in fourth quarter 2004 were selling and administrative costs of $12 million associated with the new acquisitions, increased freight and distribution costs of $7 million due to volume, rate increases and fuel surcharges, and incremental investments in brand building and selling initiatives of approximately $4 million. Fourth quarter 2003 included restructuring charges of $2.4 million related to the shutdown of two facilities and approximately $3.0 million of charges due to debenture earn outs related to a previous hearth acquisition.

Full Year

For the full year, net sales increased to a record $2.1 billion, a 19.2 percent increase from sales of $1.8 billion in 2003.  Sales from the Company's acquisitions during 2004 accounted for approximately $136 million of the sales increase.  Approximately $36 million resulted from sales price increases to partially offset rising material costs.  Fiscal year 2003 included an additional week due to the Company's 52/53-week fiscal year.

Net income reached a record $113.6 million compared to $98.1 million in 2003, an increase of 15.8 percent.  Net income per share was $1.97 per diluted share compared to $1.68 per diluted share in 2003, an increase of 17.3 percent.  Included in the 2003 results were net pre-tax restructuring charges and accelerated depreciation of $15.2 million or approximately $0.16 per diluted share due to plant closures and consolidations.  The 2004 results included net pre-tax restructuring charges of $0.9 million or approximately $0.01 per diluted share.  Net income per share was positively impacted approximately $0.03 as a result of the Company's share repurchase program.

Gross margins for the year decreased to 35.9 percent compared to 36.4 percent in 2003.  Included in 2004 gross margins is approximately $57 million of increased steel costs and $16 million of additional other material costs.  The increased steel and other material costs net of price increases, reduced gross margins approximately $37 million or 1.8 percentage points for the year.  Included in 2003 gross margins was $6.7 million of accelerated depreciation related to facility shutdowns, which reduced margins 0.4 percentage points.

Selling and administrative expenses for the year, including restructuring charges, totaled $572.9 million compared to $489.3 million in 2003.  As a percent of sales, selling and administrative expenses decreased to 27.4 percent compared to 27.9 percent in 2003.  Included in 2004 were selling and administrative costs of $39 million associated with the new acquisitions, increased freight and distribution costs of $26 million due to volume, rate increases and fuel surcharges, incremental investments in brand building and selling initiatives of approximately $15 million, and current period restructuring charges of $0.9 million related to the 2003 closure and consolidation of two office furniture facilities.  Included in 2003 were net restructuring charges of $8.5 million related to plant closures and consolidations.

Cash flow from operations for the year increased to $194.3 million compared to $141.3 million last year.  Capital expenditures were $35.8 million in 2004 compared to $37.5 million in 2003.  The Company completed the acquisitions of Paoli Inc., Omni Remanufacturing, Inc., Edward George Company, and a small hearth distributor for a total of $134.8 million during 2004.  The Company repurchased 3,641,400 shares of its common stock at a cost of approximately $145.6 million during 2004 compared to $21.5 million in 2003.  There is approximately $145.7 million remaining under the current repurchase authorization.  During the first quarter of 2004 the Company paid off $26.1 million of convertible debentures related to a previous hearth acquisition, which reduced interest expense.  "We continued to invest in core growth initiatives and strategic acquisitions and returned excess cash to shareholders through share repurchases while maintaining significant capacity to fund our future growth," stated Mr. Askren.

Office Furniture

For the quarter, sales for the office furniture segment increased 22.6 percent to $400.7 million from $326.9 million for the same quarter last year.  Sales from the Company's acquisition of Paoli and Omni Remanufacturing accounted for approximately $34 million of the increase while approximately $13 million resulted from sales price increases to partially offset higher material costs.   Operating profit prior to unallocated corporate expenses increased to $38.1 million compared to $32.3 million in 2003.  Operating profit as a percent of net sales decreased to 9.5 percent compared to 9.9 percent in 2003 due to increased steel and other material costs of approximately $22 million, higher freight costs of approximately $6 million and incremental investments in selling and brand building initiatives of approximately $2 million.  Included in 2003 are $2.4 million of charges related to the closure and consolidation of two office furniture facilities.

Net sales for the year increased 20.5 percent to $1.6 billion from $1.3 billion in 2003.  Sales from the Company's acquisitions in 2004 accounted for approximately $117 million and approximately $22 million was due to sales price increases to partially offset higher material costs.  Operating profit prior to unallocated corporate expenses increased to $154.9 million compared to $130.1 million in 2003.  Operating profit as a percent of net sales decreased slightly to 9.9 percent compared to 10.0 percent in 2003 due to increased steel and other material costs of approximately $56 million, higher freight costs of approximately $21 million and incremental investments in selling and brand building initiatives of approximately $12 million.  Included in 2003 are $15.2 million of charges related to the closure and consolidation of two office furniture facilities.

The Business and Institutional Furniture Manufacturer's Association (BIFMA) reported 2004 shipments up 5 percent.  "We believe that our operating philosophy of pursuing multiple and distinct market segments with separate, focused companies, business models, brands and products has contributed to our performance and allowed us to gain market share," said Mr. Askren.

Hearth Products

For the quarter, net sales for the hearth products segment increased 12.8 percent to $146.6 million from $130.0 million for the same quarter last year.  Sales from the Company's acquisition of Edward George Company accounted for approximately $10 million of the increase while approximately $7 million resulted from sales price increases to partially offset higher material costs.  Operating profit prior to unallocated corporate expenses decreased to $18.5 million from $20.6 million in fourth quarter 2003.  Operating profit as a percent of net sales decreased to 12.6 percent compared to 15.6 percent in 2003 due to increased steel costs of approximately $6 million, incremental investments in selling and brand building initiatives of approximately $2 million, and higher freight costs of approximately $1 million which were partially offset by sales price increases.

Net sales for the year increased 15.7 percent to $522.7 million compared to $451.7 million in 2003.  Sales from the Company's acquisition in 2004 accounted for approximately $18 million and approximately $13 million resulted from sales price increases to partially offset higher material costs.  Operating profit prior to unallocated corporate expenses increased to $62.2 million from $54.4 million in 2003.  Operating profit as a percent of net sales decreased to 11.9 percent compared to 12.1 percent in 2003 due to increased steel costs of approximately $16 million, higher freight costs of approximately $5 million and incremental investments in selling and brand building initiatives of approximately $3 million partially offset by price realization.

2004 Summary

"We are pleased with the Company's 2004 results. We reported record sales, record earnings and record net income per share, in a very challenging material cost environment. We experienced an unprecedented 70 percent increase in steel and other material costs which resulted in $73 million of incremental costs from the prior year," said Mr. Askren. The Company completed and successfully integrated strategic acquisitions, and its core businesses performed well and gained market share. The Company's commitment to on-going cost reductions through its long established rapid continuous improvement culture and focus continued to provide solid productivity and cost improvements. The Company continued to invest in its businesses for the long-term and returned cash to shareholders through increased dividends and share repurchases.  "Our results are driven by our unique member-owner culture. We thank each of our members for their hard work and dedication that made it possible for us to achieve record results in 2004," said Mr. Askren.

2005 Outlook

Global Insight, BIFMA's forecasting consultant is estimating U.S. office furniture shipments to increase 8.1 percent in 2005. The housing market, a key indicator for the hearth industry, is expected to experience a slight decline from its record levels, but is expected to remain at healthy levels.

"We continue to see strong growth trends in the office furniture and hearth products markets. Our core businesses are solid and acquisitions are meeting expectations and providing good growth opportunities. Order trends are strong across our multiple brands and we expect to continue to achieve market share gains.  We anticipate 2005 will be another record year, assuming overall market conditions remain strong, material costs stabilize at current levels and incremental price increases are realized," said Mr. Askren.

"The first quarter will continue to be challenging as we adjust to a higher material cost environment," said Mr. Askren. " We expect the rate of material cost increases to moderate as the year progresses but we will continue to experience a gap between cost and price realization during the quarter."  The Company has announced additional price increases necessitated by higher material costs that will become effective through the first half of 2005 and are anticipated to generate approximately 3.0 percent to 5.0 percent in annualized price realization. Gross profit margins will continue to be negatively impacted in the first quarter by approximately 2.0 to 3.0 percentage points until price increases are in full effect, however full year margins are anticipated to be comparable to 2004. Selling and administrative costs as a percentage of sales are expected to remain at a comparable level to 2004.

The Company remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture, and remaining focused on its long-standing rapid continuous improvement programs to build best total cost and a lean enterprise.

Conference Call

HNI Corporation will host a conference call on Monday, February 14, 2005, at 10:00 a.m. CST to discuss fourth quarter and year-end 2004 results.  To participate, call the conference call line at 877-209-0397.  A replay of the conference call will be available until Monday, February 21, 2005.  To access this replay, dial 800-475-6701, access code 768119.  A link to the simultaneous web cast can be found on the company's web site at www.hnicorp.com.

HNI Corporation provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States.  HNI Corporation is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Company's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator®, Heat & GloTM, Quadra-Fire®,  and Fireside Hearth & HomeTM have leading positions in their markets. HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the Company was recognized for the sixth consecutive year as one of the 400 Best Big Companies in America by Forbes Magazine in 2004, and one of America's Most Admired Companies in the furniture industry by Fortune Magazine in 2004.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Company's website at www.hnicorp.com.

Forward-looking Statements

Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results.  These risks include, among others: the Company's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in strategic acquisitions, new products and brand building, (d) from its investments in distribution and rapid continuous improvement and (e) from its repurchases of common stock; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Company's products due to uncertain political and economic conditions; lower industry growth than expected; uncertainty related to disruptions of business by terrorism or military action; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials ( including steel and other materials); and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

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HNI Corporation

Condensed Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
(Dollars in thousands, except per share data)	Jan. 1, 2005	Jan. 3, 2004	Jan. 1, 2005	Jan. 3, 2004
Net sales	$547,348	$456,873	$2,093,447	$1,755,728
Cost of products sold	355,049	286,893	1,342,143	1,116,513
Gross profit	192,299	169,980	751,304	639,215
Selling and administrative expenses	147,253	125,867	572,006	480,744
Restructuring and impairment charges	16	2,364	886	8,510
Operating income	45,030	41,749	178,412	149,961
Interest income	163	1,408	1,343	3,940
Interest expense	152	641	886	2,970
Income before income taxes	45,041	42,516	178,869	150,931
Income taxes	16,440	14,881	65,287	52,826
Net income	$ 28,601	$ 27,635	$113,582	$ 98,105
Net income per common share - basic	$0.52	$0.47	$1.99	$1.69
Average number of common shares outstanding - basic	55,511,214	58,222,128	57,127,110	58,178,739
Net income per common share - diluted	$0.51	$0.47	$1.97	$1.68
Average number of common shares outstanding - diluted	55,897,491	58,730,942	57,577,630	58,545,353

Condensed Consolidated Balance Sheet

Assets

			Liabilities and Shareholders' Equity
	As of			As of
	Jan. 1,	Jan. 3,		Jan. 1,	Jan. 3,
(Dollars in thousands)	2005	2004		2005	2004
Cash and cash equivalents	$ 29,676	$ 138,982	Accounts payable and accrued expenses	$ 253,958	$ 211,236
Short-term investments	6,836	65,208	Income taxes	6,804	5,958
Receivables	234,731	181,459	Note payable and current maturities of long-term debt	646	26,658
Inventories	77,590	49,830	Current maturities of other long-term obligations	4,842	1,964
Deferred income taxes	14,639	14,329	Current liabilities	266,250	245,816
Prepaid expenses and other current assets	11,107	12,314
Current assets	374,579	462,122
			Long-term debt	2,627	2,690
			Capital lease obligations	1,018	1,436
Property and equipment - net	311,344	312,368	Other long-term liabilities	40,045	24,262
Goodwill	224,554	192,086	Deferred income taxes	42,554	37,733
Other assets	111,180	55,250
			Shareholders' equity	669,163	709,889
			Total liabilities and
Total assets	$1,021,657	$1,021,826	shareholders' equity	$1,021,657	$1,021,826

HNI Corporation

Condensed Consolidated Statement of Cash Flows
	Twelve Months Ended
(Dollars in thousands)	Jan. 1, 2005	Jan. 3, 2004
Net cash flows from (to) operating activities	$ 194,256	$141,274
Net cash flows from (to) investing activities:
Capital expenditures	(35,800)	(37,508)
Acquisition spending	(134,848)
Other	55,929	(43,970)
Net cash flows from (to) financing activities	(188,843)	(59,979)
Net increase (decrease) in cash and cash equivalents	(109,306)	(183)
Cash and cash equivalents beginning of period	138,982	139,165
Cash and cash equivalents at end of period	$ 29,676	$138,982
Business Segment Data
	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	Jan. 1, 2005	Jan. 3, 2004	Jan. 1, 2005	Jan. 3, 2004
Net sales:
Office furniture	$400,732	$326,872	$1,570,777	$1,304,054
Hearth products	146,616	130,001	522,670	451,674
	$547,348	$456,873	$2,093,447	$1,755,728
Operating profit:
Office furniture
Operations before restructuring charges	$ 38,069	$ 34,693	$155,782	$138,590
Restructuring and impairment charges	(16)	(2,364)	(886)	(8,510)
Office furniture - net	38,053	32,329	154,896	130,080
Hearth products	18,456	20,613	62,158	54,433
Total operating profit	56,509	52,942	217,054	184,513
Unallocated corporate expense	(11,468)	(10,426)	(38,185)	(33,582)
Income before income taxes	$ 45,041	$ 42,516	$178,869	$150,931
Depreciation and amortization expense:
Office furniture	$ 11,194	$ 11,656	$ 45,737	$ 54,121
Hearth products	3,842	3,333	15,061	13,599
General corporate	2,053	1,389	5,905	5,052
	$ 17,089	$ 16,378	$ 66,703	$ 72,772
Capital expenditures:
Office furniture	$ 6,524	$ 3,138	$ 18,635	$ 17,619
Hearth products	3,914	1,274	13,878	12,577
General corporate	972	972	3,287	7,312
	$ 11,410	$ 5,384	$ 35,800	$ 37,508
			As of	As of
Identifiable assets: Office furniture			Jan. 1, 2005	Jan. 3, 2004
			$ 570,294	$ 452,350
Hearth products			338,602	303,811
General corporate			112,761	265,665
			$1,021,657	$1,021,826